090304

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20160426441-00
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/28/2016 9:20 AM
	Entity Number E0473022008-5

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Terra Tech Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

See attached Amendment to Article 2, "Authorized Stock," describing an increase in the Corporation's authorized capital.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 21,545,885,274

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

TERRA TECH CORP.

The undersigned officer of Terra Tech Corp., a corporation duly incorporated under the laws of the State of Nevada, hereby certifies as follows:

1. The name of the corporation is Terra Tech Corp. (the "Corporation"). The original Articles of Incorporation of the Corporation were filed with the Nevada Secretary of State on July 22, 2008. Certificate of Amendments were filed with the Nevada Secretary of State on July 8, 2011 and January 27, 2012.

2. The Articles of Incorporation have been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes (the "Revised Statutes") and by the written consent of the Corporation's stockholders in accordance with Sections 78.320 and 78.390 of the Revised Statutes.

3. Article 3, "Authorized Stock," is hereby amended and restated as follows:

"3. Shares. The aggregate number of shares which the Corporation shall have authority to issue shall be one billion forty million shares, consisting of nine hundred ninety million (990,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and fifty million (50,000,000) of "blank check" preferred stock, par value $0.001 per share (the "Preferred Stock"). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualification, limitation, or restrictions thereof."

4. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment and restatement is 21,545,885,274.

Signed on September 26, 2016.

By: ______________________
Derek Peterson
President and Chief Executive Officer